NEWS RELEASE for June 13, 2005

Contact:	Matt Clawson (Investors), or	Michael Gioffredi

	Len Hall (Media)	Chief Marketing Officer

	Allen & Caron Inc	Cardiac Science, Inc.
	(949) 474-4300	(949) 797 3800
	matt@allencaron.com	mgioffredi@cardiacscience.com
len@allencaron.com

GE HEALTHCARE SIGNS EXCLUSIVE AGREEMENT TO DISTRIBUTE CARDIAC SCIENCE DEFIBRILLATORS IN NORTH AMERICAN HOSPITALS

Agreements Will Continue Following Pending Merger with Quinton Cardiology

IRVINE, Calif., (June 13, 2005)…Cardiac Science, Inc. (Nasdaq: DFIB), a leading manufacturer of life-saving automatic public-access defibrillators (AEDs), announced today that it has expanded its multi-year strategic distribution agreements with GE Healthcare, a division of General Electric Company (NYSE: GE).

Under the agreements, GE Healthcare will market Cardiac Science’s complete line of Powerheart®-brand external defibrillators on an exclusive basis to hospitals in the United States and Canada. In addition, GE also confirmed the assignment of the distribution agreements to the new corporate entity being created by the pending merger transaction between Cardiac Science and Quinton Cardiology Systems, Inc. (Nasdaq: QUIN).

The agreements provide GE Healthcare exclusivity in North American hospitals, based on certain annual performance criteria, for Cardiac Science’s complete line of defibrillators including Powerheart® G3 AEDs, Powerheart® CRM® and Cardiac Science’s new traditional “crash-cart” in-hospital external defibrillator, which is currently pending 510(k) approval by the U.S. Food & Drug Administration and is anticipated to be released for worldwide sale this summer.

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Exhibit 99.1

GE HEALTHCARE SIGNS EXCLUSIVE AGREEMENT TO DISTRIBUTE CARDIAC SCIENCE DEFIBRILLATORS IN NORTH AMERICAN HOSPITALS

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Cardiac Science’s Chairman and Chief Executive Officer Raymond W. Cohen said, "These agreements confirm that GE Healthcare will market the soon-to-be-released “crash-cart type” defibrillator in North American hospitals under the Powerheart®-brand and internationally under the GE Responder® brand post our pending merger with Quinton. They also greatly expand our relationship with GE Healthcare by granting GE exclusivity to North American hospitals based on certain performance criteria.”

Cohen added, “For the first time, we will soon begin competing for a share of the lucrative traditional in-hospital external defibrillator market where in the United States alone, several hundred million dollars worth of these defibrillators are being purchased each year to replace older models. In addition, we believe GE Healthcare can help us sell AEDs in the emerging U.S. hospital AED market, where AEDs are being deployed in the non-acute sections of the hospital to treat patients and protect visitors and hospital employees who suffer sudden cardiac arrest.”

As is the case with the existing line of Cardiac Science Powerheart® AEDs, the new traditional “crash-cart” hospital external defibrillator incorporates the Company’s patented STAR® biphasic technology and RHYTHMx® analysis software. The new product will be manufactured by Cardiac Science under the Powerheart®-brand for sale by GE Healthcare in North American hospitals, and on a private label basis under the GE Responder® brand name for sale by GE Healthcare in Europe, Asia, the Middle East and other international markets.

GE Healthcare first began selling an OEM version of the Cardiac Science-manufactured AEDs internationally in the late 2003. In October 2004, Cardiac Science made its first shipments to GE Healthcare of its G3 PRO AED, designed for medical professionals, under the Responder® label.

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Exhibit 99.1

GE HEALTHCARE SIGNS EXCLUSIVE AGREEMENT TO DISTRIBUTE CARDIAC SCIENCE DEFIBRILLATORS IN NORTH AMERICAN HOSPITALS

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About Cardiac Science

Cardiac Science, with operations in Orange County, CA, Minneapolis, MN, Manchester, England and Copenhagen, Denmark, develops, manufactures and markets Powerheart®-brand automatic public-access defibrillators (AEDs) and offers comprehensive AED/CPR training and AED program management services that facilitate successful deployments. The Company also makes the Powerheart® CRM®, the only FDA-cleared therapeutic patient monitor that instantly and automatically treats hospitalized cardiac patients who suffer life-threatening heart rhythms.  In the U.S., Cardiac Science products are sold to corporations, police and fire departments, state and local municipalities, the federal government and schools by its 55-person direct sales force, and certain national and local distributors. Internationally, Cardiac Science products are sold direct in the United Kingdom and by independent distributors in over 60 countries. Cardiac Science also manufactures its AED products on a private label basis for other leading medical companies such as Quinton Cardiology Systems, Nihon Kohden (Japan) and GE Healthcare. In 2004, Cardiac Science was recognized by Deloitte & Touche as the 4th fastest growing technology company in North America and as the fastest growing company in Orange County, CA. For more information, please visit www.cardiacscience.com or contact Cardiac Science at (949) 797-3800.

This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. In addition, from time to time the company, or its representatives, have made or may make forward looking statements orally or in writing. The words "estimate," "potential," "intended," "expect," "anticipate," "believe," and similar expressions or words are intended to identify forward looking statements. Such forward-looking statements include, but are not limited to the achievement of future revenue growth based on the expanded agreement with GE Healthcare. Cardiac Science has based these forward-looking statements on current expectations, assumptions, estimates and projections. While Cardiac Science believes these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. Cardiac Science cautions that these statements are subject to substantial risks and uncertainties and are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements and should not be relied upon by investors when making an investment decision. Information on these and other factors is detailed in the Company’s Form 10-K for the year ending December 31, 2004, subsequent quarterly filings, and other documents filed by Cardiac Science with the Securities and Exchange Commission. . Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. Cardiac Science does not undertake any obligation to update any such statements or to publicly announce the results of any revisions to any such statements to reflect future events or developments.

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